Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT OF ANITA L. SHULL

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as the date of the last signature affixed hereto between MILLENNIUM BANK, N.A., a national banking association (the “Bank”), and Anita L. Shull (“Executive”).

1. EMPLOYMENT DUTIES AND RESPONSIBILITIES

1.1 Position and Title. The Bank hereby agrees to employ the Executive in the position described on Addendum A attached hereto and the Executive hereby accepts such position and agrees to serve the Bank in such capacity during the employment period set forth in Section 2 below, subject to earlier termination as provided hereunder (the “Employment Period”). The Executive shall perform such job duties and responsibilities as determined in discussion with the CEO of the Bank and in accordance with the Bank’s Bylaws. The Bank shall retain the right to modify the Executive’s job title and responsibilities pursuant to the legitimate business needs of the Bank, provided that any such modification in title or responsibilities is consistent with the Executive’s expertise and training.

1.2 Reporting Relationship. The Executive shall report to the person serving in the position described on Addendum A attached hereto (the “Executive’s Manager”), although the Bank shall retain the right to modify such reporting relationship pursuant to the legitimate business needs of the Bank. The Executive shall be subject to, and shall act in accordance with, all reasonable legal instructions and directions of the Executive’s Manager which are commensurate with duties and responsibilities of similar level executives of institutions comparable to the Bank, as well as any other duties as may from time to time be reasonably assigned by the Bank that are commensurate with Executive’s position.

1.3 Bank Policies and Procedures. The Executive agrees to abide by all applicable policies and procedures of the Bank.

1.4 Full Attention. During the Employment Period, excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote Executive’s full business time, energy and attention to the performance of Executive’s duties and responsibilities hereunder. During the Employment Period, the Executive shall at all times operate in accordance with the Bank’s Ethics Policy and may not, without the prior written consent of the Board, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any other entity or business that is not related to the Bank, provided that it shall not be a violation of the foregoing for the Executive: (i) to act or serve as a director on the boards of directors of any type of non-profit civil, cultural, philanthropic or professional organization; (ii) to manage Executive’s own personal passive investments; or (c) to serve, with the written consent of the Executive’s Manager, on the board of directors of for-profit entities, so long as such activities do not violate the Bank’s policy on external directorship or materially interfere with the performance of Executive’s duties and responsibilities to the Bank as provided hereunder.

2. TERM OF EMPLOYMENT.

2.1 Effective Date. The Effective Date of this Agreement shall be as set forth on Appendix A.

2.2. Initial Term. The Bank agrees to employ the Executive and the Executive hereby agrees to serve the Bank in accordance with the terms and conditions set forth herein, for an initial term of three (3) years commencing on the Effective Date of this Agreement (“Initial Term”), unless such Agreement is earlier terminated as expressly provided herein.

EMPLOYMENT AGREEMENT OF ANITA L. SHULL	PAGE 1

2.3. Renewal Term. The Term shall be extended for an additional one (1) year term at the conclusion of the Initial Term, and then again after each successive term thereafter (such one year terms hereinafter “Renewal Term”), unless either party terminates this Agreement at the end of the Initial Term or any Renewal Term, by giving the other party written notice of intent not to renew, delivered at least ninety (90) days prior to the end of the Initial Term or any Renewal Term. In the event such notice of intent not to renew is properly delivered, this Agreement shall expire at the end of the initial term or successive term then in progress, expect with respect to any obligations which explicitly by their terms survive the termination of this Agreement.

3. COMPENSATION

3.1 Base Salary. The Bank shall pay to Executive, and Executive shall accept from the Bank, a monthly base salary in the amount set forth on Addendum A attached hereto, payable on the Bank’s standard pay schedule, provided that the Executive has provided service to the Bank during the specified pay period. Executive’s base salary may not be decreased at any time during this Agreement without the express written consent of the Executive. The base salary may be increased at the sole discretion of the Bank, but nothing herein shall be deemed to require any such increase.

3.2 Incentive Compensation/Bonus. Executive may be eligible to receive a bonus based upon satisfactory achievement of personal performance objectives and business performance objectives as set forth in the Millennium Bank Executive Incentive Compensation Plan and Appendix A hereto.

3.3 Stock Options. Executive will be eligible for stock options and/or restricted stock as may be awarded by the Board, with the advice and consent of the CEO, in its sole discretion

3.4. Expenses. Executive shall be entitled to reimbursement of pre-approved business expenses that are incurred in the furtherance of Bank business and are consistent with the Bank’s policies for such expense reimbursement.

3.5 Benefits. Executive shall receive such health, dental, personal disability, Flexible Spending Account, life insurance and paid time-off benefits as are provided to similarly situated Executives of the Bank.

4. TERMINATION OF EMPLOYMENT

Executive’s employment with the Bank may be terminated, prior to the expiration of any term of this Employment Agreement, in accordance with any of the following provisions:

4.1 Termination By Executive Upon Mutual Agreement. Executive may not terminate Executive’s employment during the course of this Agreement unless such termination is mutually agreed upon by the Executive and the Bank. Should Executive cease providing services to the Bank prior to the end of the Term without the consent of the Bank, the Bank shall have no obligation to pay the Executive any additional compensation beyond the Executive’s last day of active service, but for the remainder of the Term, the Executive shall not be employed or engaged or provide services to any other bank or financial institution that is located within 25 miles of the Bank’s offices in Reston, Virginia, or within 25 miles of any of the Bank’s branches then in existence.

4.2 Termination By The Bank Without Cause. The Bank may terminate Executive’s employment without cause at any time during the term of this Agreement by giving the Executive three (3) months’ notice of such termination, during which period Executive will continue to receive normal

EMPLOYMENT AGREEMENT OF ANITA L. SHULL	PAGE 2

compensation and benefits to which Executive would normally be entitled under the terms of this Agreement. During the notice period, Executive must fulfill all of Executive’s duties and responsibilities and use Executive’s best efforts to train and support Executive’s replacement, if any. Notwithstanding the foregoing, the Bank, at its option, may instruct Executive during such period not to undertake any active duties on behalf of the Bank.

If Executive is terminated under this section, within thirty (30) days following the conclusion of the notice period and receipt of the signed separation agreement described below, the Bank shall provide Executive: (a) a lump sum payment consisting of an amount equal to the Executive’s Base Salary for the number of days left in the Term of the Agreement or for nine (9) months, whichever is greater; (b) a lump sum payment consisting of Executive’s bonus target for the year in which the termination without cause occurs; and (c) payment by the Bank of Executive’s COBRA coverage for the remainder of the Term of the Agreement or 18 months, whichever is less, provided Executive is covered under the Bank’s health plan and timely elects continued coverage under COBRA.

Executive expressly agrees and acknowledges that all payments and benefits referenced herein which may be paid to Executive as a result of a Termination Without Cause are conditioned upon and subject to the Executive executing a valid separation agreement and general release, which includes a release of all claims the Executive may have against the Bank, and all of its respective subsidiaries, affiliates, directors, officers, employees, shareholders and agents (other than rights of indemnification, rights to directors and officers insurance, and any rights to accrued benefits under the employee benefit plans), a cooperation clause, a non-disparagement clause, and an affirmation of post-employment restrictions previously agreed to by Executive.

4.3 Termination By The Bank For Cause. The Bank may, at any time and without notice (except as required below), terminate the Executive for “cause”. Termination by the Bank of the Executive for “cause” shall include but not be limited to termination based on any of the following grounds: (a) fraud, misappropriation, embezzlement or acts of similar dishonesty; (b) conviction of a crime (other than a minor traffic offense); (c) illegal use of drugs or excessive use of alcohol in the workplace; (d) intentional and willful misconduct that may subject the Bank to criminal or civil liability; or (e) breach of the Executive’s duty of loyalty to the Bank or diversion or usurpation of corporate opportunities properly belonging to the Bank; (f) willful disregard of material Bank policies and procedures; and (g) insubordination or continued failure to satisfactorily perform the duties of Executive’s position. Executive shall not be terminated for cause under subsection (f) or (g) unless the Bank first has provided Executive with written notice that the Bank considers the Executive to be in violation of his obligations under those subsections and Executive fails, within 30 days of such notice, to cure the conduct that has given rise to the notice.

In the event of a termination by the Bank for cause, Executive shall be entitled to receive only that base salary earned on or before the Executive’s last day of active service and other post-employment benefits required by law or under Bank policy. Executive shall not be entitled to receive any portion of Executive’s target bonus for the period in which the termination occurs but shall receive any accrued bonus for any performance period completed prior to the date of termination.

4.4 Termination By Death Or Disability. The Executive’s employment and rights to compensation under this Employment Agreement shall terminate if the Executive is unable to perform the duties of Executive’s position due to death or disability, and the Executive’s heirs, beneficiaries, successors, or assigns shall be entitled only to receive any compensation fully earned prior to the date of the Executive’s death or incapacitation due to disability and shall not be entitled to any other compensation or benefits, except: (a) to the extent specifically provided in this Employment Agreement; (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Executive is covered provide a benefit to the Executive’s heirs, beneficiaries, successors, or assigns. For

EMPLOYMENT AGREEMENT OF ANITA L. SHULL	PAGE 3

purposes of this Agreement, “disability” shall be defined as the Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodations, as a result of the Executive’s physical or mental impairment or illness, for a period in excess of four months in any twelve-month period.

5. CONFIDENTIALITY AND NONDISCLOSURE

5.1 Non-Disclosure of Confidential Information. Executive recognizes that Executive’s position with Bank is one of the highest trust and confidence and that Executive will have access to and contact with the trade secrets and confidential and proprietary business information of Bank. Executive agrees that Executive shall not, while employed by Bank or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another any trade secret or Confidential Information (as defined below) of the Bank, except such use or disclosure is in the discharge of executive’s duties and obligations on behalf of the Bank.

5.2 Definition of “Confidential Information”. For purposes of this Agreement, “Confidential Information” shall include proprietary or sensitive information, materials, knowledge, data or other information of the Bank not generally known or available to the public relating to (a) the services, products, customer lists, business plans, marketing plans, pricing strategies, or similar confidential information of the Bank or (b) the business of any Bank customer, including without limitation, knowledge of the customer’s current financial status, loans, or financial needs.

5.3 Return of Materials and Equipment. Executive further agrees that all memoranda, notes, records, drawings, or other documents made or compiled by Executive or made available to Executive while employed by Bank concerning any Bank activity shall be the property of Bank and shall be delivered to Bank upon termination of Executive’s employment or at any other time upon request. Executive also agrees to return any and all equipment belonging to the Bank on or before Executive’s last day of employment with Bank.

5.4 No Prior Restrictions. The Executive hereby represents and warrants to the Bank that the execution, delivery, and performance of this Agreement does not violate any provision of any agreement or restrictive covenant which the Executive has with any former employer (a “Former Employer”). The Executive further acknowledges that to the extent the Executive has an obligation to the Former Employer not to disclose certain confidential information, Executive intends to honor such obligation and the Bank hereby agrees not to knowingly request the Executive to disclose such confidential information.

6. POST-EMPLOYMENT RESTRICTIONS

6.1 Non-Interference With Customers. Executive further agrees that, during the Employment Period and for a period of twelve months thereafter, Executive shall not undertake to interfere with the Bank’s relationship with any Bank customer. This means, among other things, that Executive shall refrain: (i) from making disparaging comments about the Bank or its management or employees to any customer; (ii) from attempting to persuade any customer to cease doing business with the Bank; or (iii) from soliciting any customer for the purpose of providing services competitive with the services provided by the Bank; or (iv) from assisting any person or entity in doing any of the foregoing.

6.2 Non-Solicitation and Non-Hiring of Employees. Executive agrees that, for the term of Executive’s employment and for a period of one (1) year following the termination of Executive’s employment for any reason, the Executive shall not, directly or indirectly, on Executive’s own behalf or

EMPLOYMENT AGREEMENT OF ANITA L. SHULL	PAGE 4

the behalf of another person or entity: (i) induce or attempt to induce any person employed by the Bank to leave their employment with the Bank; (ii) hire or employ, or attempt to hire or employ, any person employed by the Bank; or (iii) assist any other person or entity in the hiring of any person employed by the Bank. These restrictions shall apply only where the services or products provided by the hiring entity are competitive with the services or products provided by the Bank.

6.3 Reasonableness. Executive understands and acknowledges that the restrictions contained herein are reasonable in that they do not prohibit Executive from seeking employment with another financial institution or entity (except as set forth in Section 4.1 above), but merely restrict Executive’s ability, during the Employment Period and for a period of 12 months thereafter, to interfere with or hinder the Bank’s relationships with its employees and customers.

6.4 Remedies. In the event that Executive breaches any of the covenants contained herein, the Bank shall be entitled to its remedies at law and in equity, including but not limited to compensatory and punitive damages, and payment of Executive of attorney’s fees and expenses of litigation incurred by the Bank in bringing an action to enforce the terms of this Agreement. The parties also recognize that any breach of the covenants contained herein may result in irreparable damage and injury to Bank which will not be adequately compensable in monetary damages, and that in addition to any remedy that Bank may have at law, the Bank may obtain such preliminary or permanent injunction or decree as may be necessary to protect Bank against, or on account of, any breach of the provisions contained herein.

7. CHANGE IN CONTROL

In the event Executive’s employment is terminated within six (6) months prior or twelve (12) months following a Change in Control, the provisions of this section shall apply.

7.1 Change in Control Defined: A “Change in Control” is deemed to have taken place if any of the following events occurs: (a) The shareholders of Millennium Bankshares approve a transaction for the merger, consolidation, or other combination of Millennium Bankshares with another corporation or business entity where the Company is not the Surviving Entity, as defined below; (b) The shareholders of Millennium Bankshares approve the sale of all or substantially all the assets of Millennium Bankshares where the Company is not the Surviving Entity, as defined below; or (c) A Person which does not presently hold at least 10% of the shares of the Company becomes, directly or indirectly, the beneficial owner of securities representing 50% or more of the voting power or the Company’s then outstanding securities. “Person” is defined as any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934).

7.2 “Surviving Entity” Defined. Millennium Bankshares shall not be considered the “Surviving Entity” of a transaction described in subparagraphs (a) and (b) if the individuals who constitute the Board of Directors on the date one day prior to the closing date of the transaction cease to constitute a majority of the board of directors of the Surviving Entity at any time within the three months following the transaction. The surviving entity, if not Millennium Bankshares, shall hereinafter be known as the “Successor Employer”.

7.3 Payout Events. The Executive shall be entitled to the full and complete rights afforded by this section if, during the period that begins six (6) months prior to the Closing Date of a Change in Control event and that ends twelve (12) months following the Closing Date of a Change in Control event, the Executive: (a) is involuntarily terminated by the Bank or the Successor Employer, unless such termination is for Cause, as such term is defined in this Employment Agreement; or (b) resigns from employment with the Bank or the Successor Employer following a reduction in the Executive’s base salary or bonus opportunity; or (c) is required by the Bank or the Successor Employer to relocate the Executive’s place of employment to a location more than 25 miles from the Executive’s current place of employment. “Closing Date” shall mean the date on which such transaction or stock purchase is signed and finalized.

EMPLOYMENT AGREEMENT OF ANITA L. SHULL	PAGE 5

7.4 Benefits Under This Section. If any of the Payout Events described above occurs, Executive shall be entitled to receive, in addition to any other post-employment benefits to which Executive may be entitled under Bank policy, the following compensation and benefits, provided the Executive has executed the separation agreement and general release described in Section 4.2 above: (a) a lump sum severance payment in the amount of base salary and target bonus for the greater of (i) the remainder of the applicable Term under this Employment Agreement or (ii) twenty-four (24) months; and (b) payment by the Bank of Executive’s COBRA coverage for the remainder of the Term of the Agreement or 18 months, whichever is less, provided Executive is covered under the Bank’s health plan and timely elects continued coverage under COBRA. The compensation to be paid under this section shall offset any compensation owed the Executive for the same period under this Agreement and is not intended to provide double compensation to the Executive for any period of time. To the extent permitted under the terms of the Bank’s stock option plan and/or stock option agreements with Executive, Executive also shall fully vest in any options or restricted stock in the event of a change in control.

7.5 Excess Payments. If either the Bank or the Executive receives notice from an independent tax counsel or certified public accounting firm acting on behalf of the Bank (the “Tax Advisor”), that the payment by the Bank to the Executive under this Agreement or otherwise would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect (the “Code”), the aggregate payments by the Bank pursuant to this Agreement shall be reduced to the highest amount that may be paid to the Executive by the Bank under this Agreement without having any portion of any amount payable to the Executive by the Bank or a related entity under this Agreement or otherwise treated as such an “excess parachute payment”, and, if permitted by applicable law and without adverse tax consequence, such reduction shall be made to the last payment due hereunder. Any payments made by the Bank to the Executive under this Agreement which are later confirmed by the Tax Advisor to be “excess parachute payments” shall be considered by all parties to have been a loan by the Bank to the Executive, which loan shall be repaid by the Executive upon demand together with interest calculated at the lowest interest rate authorized for such loans under the Code without a requirement that further interest be imputed.

8. GENERAL PROVISIONS.

8.1 Notices. All notices and other communications required or permitted by this Agreement to be delivered by the Bank or Executive to the other party shall be delivered in writing, either personally or by registered, certified or express mail, return receipt requested, postage prepaid, respectively, to the headquarters of the Bank, or to the address of record of the Executive on file at the Bank.

8.2 Amendments: Entire Agreement. This Agreement may not be amended or modified except by a writing executed by all of the parties hereto. This Agreement, including any addendums hereto, constitutes the entire agreement between Executive and the Bank relating in any way to the employment of Executive by the Bank, and supersedes all prior discussions, understandings and agreements between them with respect thereto.

8.3 Successors and Assigns. This Agreement is personal to Executive and shall not be assignable by Executive. The Bank will assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which the Bank is a party or (b) any corporation, partnership, association or other person to which the Bank may transfer all or substantially all of the assets and business of the Bank existing at such time or (c) the parent of Bank. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

EMPLOYMENT AGREEMENT OF ANITA L. SHULL	PAGE 6

8.4 Severability: Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

8.5 Waiver of Rights. No waiver by the Bank or Executive of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

8.6 Definitions, Headings, and Number. A term defined in any part of this Employment Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement.

8.7 Governing Law. This Agreement and the parties’ performance hereunder shall be governed by and interpreted under the laws of the Commonwealth Of Virginia. Executive agrees to submit to the jurisdiction of the courts of the Commonwealth Of Virginia, and that venue for any action arising out of this Agreement or the parties’ performance hereunder shall be in the Circuit Court for the County of Fairfax, Virginia.

8.8. Attorneys’ Fees. In the event of a dispute arising out of the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

8.9 Construction and Interpretation. This Agreement has been discussed and negotiated by, all parties hereto and their counsel and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

IN WITNESS WHEREOF, Millennium Bankshares, N.A. and Executive have executed and delivered this Agreement as of the date written below.

EXECUTIVE	MILLENNIUM BANK, N.A.
A National Banking Association

By:
Anita L. Shull Date		Carroll C. Markley Date
	Title:	Chairman & Chief Executive Officer

EMPLOYMENT AGREEMENT OF ANITA L. SHULL	PAGE 7

ADDENDUM A TO

EMPLOYMENT AGREEMENT OF ANITA L. SHULL

This Addendum A (“Addendum”) to the Employment Agreement of Anita L. Shull (“Agreement”) is made of the date of the last signature hereto and supersedes and replaces any prior Addendum A to the Agreement.

A.	Executive’s title for purposes of Section 1.1 of the Agreement shall be President.

B.	Executive’s Manager for purposes of Section 1.2 of the Agreement shall be the Chief Executive Officer.

C.	The Effective Date of the Agreement is May 27, 2004.

D.	The Effective Date of this Addendum is May 27, 2004.

E.	Effective January 1, 2004, Executive’s Base Salary for purposes of Section 3.1 of the Agreement shall be $12,500 monthly, which is $150,000 annualized.

F.	Pursuant to Section 3.2 of the Agreement, Executive shall be eligible to participate in the Millennium Bank Executive Incentive Compensation Plan (the “Incentive Comp Plan”). Executive’s target bonus eligibility under the Incentive Comp Plan shall be 25% of Executive’s Base Salary (the “Target Bonus”) subject to the terms of the Plan, which shall be provided to Executive at a later date.

G.	The reference to “twenty-four (24) months” in Section 7.4(a)(ii) of the Agreement shall be changed to “forty-eight (48) months”.

H.	Pursuant to Section 3.4 of the Agreement, Bank agrees that it shall further be responsible for the payment of any country club membership dues, as well as any related entertainment expenses as a result of entertaining clients, incurred by Executive during the term of this Agreement

EXECUTIVE	MILLENNIUM BANK, N.A.
A National Banking Association

By:
Anita L. Shull Date		Carroll C. Markley Date
	Title:	Chairman & Chief Executive Officer

EMPLOYMENT AGREEMENT OF ANITA L. SHULL	PAGE 8